Exhibit 99.1

KYNDRYL REPORTS FOURTH QUARTER AND FULL-YEAR 2024 RESULTS

●	Revenues for the quarter ended March 31, 2024 total $3.8 billion, pretax loss is $4 million, net loss is $45 million, adjusted EBITDA is $566 million, and adjusted pretax income is $30 million
●	Fiscal year 2024 revenues total $16.1 billion, pretax loss is $168 million, net loss is $340 million, adjusted EBITDA is $2.4 billion, and adjusted pretax income is $165 million
●	Company expects to return to positive constant-currency revenue growth in the fourth quarter and provides outlook for at least $435 million of adjusted pretax income in fiscal year 2025

NEW YORK, May 7, 2024 – Kyndryl Holdings, Inc. (NYSE: KD), the world’s largest IT infrastructure services provider, today released financial results for the quarter ended March 31, 2024, the fourth quarter of its 2024 fiscal year.

“Fiscal 2024 was a year of acceleration and achievement for Kyndryl, driven by contributions from employees around the world. As we start our new fiscal year, we have pivoted from transformation to growth. Our strategic progress, our strong growth in Kyndryl Consult and our expansion of our Kyndryl Bridge operating platform solidify our leadership position in mission-critical IT services, while also driving meaningful financial progress,” said Kyndryl Chairman and Chief Executive Officer Martin Schroeter.

“Going forward, we’ll continue to execute our strategy to fuel earnings growth, and we’re now targeting an earlier return to revenue growth, in the fourth quarter of this fiscal year.”

Results for the Fiscal Fourth Quarter Ended March 31, 2024

For the fourth quarter, Kyndryl reported revenues of $3.8 billion, a year-over-year decline of 10% and 9% in constant currency. The year-over-year revenue decline reflects the Company’s progress in reducing inherited no-margin and low-margin third-party content in customer contracts, particularly in its United States and Strategic Markets segments. The Company reported a pretax loss of $4 million and a net loss of $45 million, or ($0.20) per diluted share, in the quarter, compared to a net loss of $737 million, or ($3.24) per diluted share, in the prior-year period.

Adjusted pretax income was $30 million, an increase of $91 million compared to an adjusted pretax loss of $61 million in the prior-year period. Adjusted EBITDA of $566 million increased 19% compared to $476 million in the prior-year period, primarily driven by contributions from the Company’s three-A initiatives – Alliances, Advanced Delivery and Accounts – partially offset by a software cost increase of $50 million. Currency movements had essentially no year-over-year impact on earnings.

Results for the Fiscal Year Ended March 31, 2024

For the fiscal year ended March 31, 2024, Kyndryl reported revenues of $16.1 billion, a decline of 6% and 6% in constant currency, compared to the year ended March 31, 2023. The year-over-year revenue decline reflects the Company’s progress in reducing inherited no-margin and low-margin third-party content in customer contracts, particularly in its United States and Strategic Markets segments. The Company reported a pretax loss of $168 million and a net loss of $340 million, or ($1.48) per diluted share, in the year, compared to a net loss of $1.4 billion, or ($6.06) per diluted share, in the prior year. Cash flow from operations was $454 million.

Adjusted pretax income was $165 million in fiscal 2024, compared to an adjusted pretax loss of $217 million in the year ended March 31, 2023. Adjusted EBITDA of $2.4 billion increased 20% compared to $2.0 billion in the prior-year period, primarily driven by contributions from the Company’s Alliances, Advanced Delivery and Accounts initiatives, partially offset by a software cost increase of $200 million. Currency movements had essentially no year-over-year impact on earnings. Adjusted free cash flow was $291 million in fiscal year 2024.

“In our fiscal year 2024, we delivered adjusted EBITDA growth and adjusted pretax income growth that demonstrate the potential our business has to expand margins and generate cash flow. We continue to drive progress with strong execution on our three-A initiatives, growth in Kyndryl Consult, and our ongoing commitment to sign contracts that will generate attractive margins,” said Kyndryl Chief Financial Officer David Wyshner.

Recent Developments

●	Alliances initiative – In fiscal year 2024, Kyndryl recognized more than $500 million in revenue tied to cloud hyperscaler alliances, triple the prior-year amount and exceeding the full-year target the Company raised to $400 million in February.
●	Advanced Delivery initiative – The AI-enabled Kyndryl Bridge operating platform, which more than 1,200 customers are using, is further enhancing the world-class technology services the Company provides. It has also helped Kyndryl redeploy more than 9,500 delivery professionals to drive efficiency. This has generated annualized savings of approximately $575 million as of year-end, surpassing the year-end target that the Company raised to $550 million in November.
●	Accounts initiative – Kyndryl continued to address elements of contracts with substandard margins, bringing the total impact from this initiative to $600 million of annualized benefits, which exceeds the fiscal 2024 year-end objective for annualized savings that the Company raised in November to $500 million.
●	Strong projected margin on recent signings – The Company has substantially increased the projected pretax margins associated with its signings. Throughout fiscal 2023 and 2024, such margins have been in the high-single-digit range, which is approximately ten percentage points above its fiscal 2023 adjusted pretax margin.
●	Double-digit growth in Kyndryl Consult – In the fourth quarter, Kyndryl Consult revenues grew 13% year-over-year and 15% in constant currency. For fiscal year 2024, Kyndryl Consult revenues grew 15% year-over-year and 16% in constant currency, and Kyndryl Consult signings grew 18% year-over-year and 18% in constant currency, including year-over-year growth of 26% and 30% in constant currency, in the fourth quarter.

Fiscal Year 2025 Outlook

Kyndryl is providing the following outlook for its fiscal year 2025, which runs from April 2024 to March 2025:

●	Revenue growth of (2%) to (4%) in constant currency compared to revenue of $16.1 billion in fiscal 2024, which reflects actions by Kyndryl to reduce certain inherited zero-margin and low-margin revenue streams. Based on recent exchange rates, the Company’s outlook implies fiscal 2025 revenue of $15.2 to $15.5 billion. The Company now expects to deliver year-over-year constant-currency revenue growth in the fourth quarter of the fiscal year.
●	Adjusted EBITDA margin of at least 16.2%, an increase of at least 150 basis points compared to 14.7% in fiscal 2024, reflecting incremental benefits from the three-A initiatives.
●	Adjusted pretax income of at least $435 million, an increase of at least $270 million compared to $165 million in fiscal 2024.
●	Conversion of adjusted pretax income (less cash taxes) to adjusted free cash flow of roughly 100%.

Forecasted amounts are based on currency exchange rates as of May 2024.

Earnings Webcast

Kyndryl’s earnings call for the fourth fiscal quarter is scheduled to begin at 8:30 a.m. ET on May 8, 2024. The live webcast can be accessed by visiting investors.kyndryl.com on Kyndryl’s investor relations website. A slide presentation will be made available on Kyndryl’s investor relations website before the call on May 8, 2024. Following the event, a replay will be available via webcast for twelve months at investors.kyndryl.com.

About Kyndryl

Kyndryl (NYSE: KD) is the world’s largest IT infrastructure services provider, serving thousands of enterprise customers in more than 60 countries. The Company designs, builds, manages and modernizes the complex, mission-critical information systems that the world depends on every day. For more information, visit www.kyndryl.com.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements, including without limitation the information presented in the “Outlook” section of this press release

(which does not assume any acquisitions or divestitures), are forward-looking statements. Such forward-looking statements often contain words such as “will,” “anticipate,” “predict,” “project,” “plan,” “forecast,” “future,” “estimate,” “expect,” “intend,” “target,” “may,” “should,” “would,” “could,” “outlook,” “goal,” “objective,” “seek,” “aim,” “believe” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance.

The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: risks related to the Company’s spin-off from IBM; failure to attract new customers, retain existing customers or sell additional services to customers; technological developments and the Company’s response to such developments; failure to meet growth and productivity objectives; competition; impacts of relationships with critical suppliers and partners; inability to attract, retain and/or manage key personnel and other skilled employees; the impact of local legal, economic, political, health and other conditions; a downturn in economic environment and customer spending budgets; damage to the Company’s reputation; inability to accurately estimate the cost of services and the timeline for completion of contracts; its implementation of a new enterprise resource planning system and other systems and processes; service delivery issues; the Company’s ability to successfully manage acquisitions, alliances and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities, and higher debt levels; the impact of our business with government customers; failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain necessary licenses; the impairment of our goodwill or long-lived assets; risks relating to cybersecurity and data privacy; risks relating to non-compliance with legal and regulatory requirements; adverse effects from tax matters and environmental matters; legal proceedings and investigatory risks; the impact of changes in market liquidity conditions and customer credit risk on receivables; the Company’s pension plans; the impact of currency fluctuations; and risks related to the Company’s common stock and the securities market.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, and may be further updated from time to time in the Company’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statement in this press release speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In this release, certain amounts may not add due to the use of rounded numbers; percentages presented are calculated based on the underlying amounts.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its results, the Company has provided certain metrics that are not calculated based on generally accepted accounting principles (GAAP), such as constant-currency results, adjusted EBITDA, adjusted pretax income, adjusted net income, adjusted EPS, adjusted EBITDA margin, adjusted pretax margin, adjusted net margin and adjusted free cash flow. Such non-GAAP metrics are intended to supplement GAAP metrics, but not to replace them. The Company’s non-GAAP metrics may not be comparable to similarly titled metrics used by other companies. Definitions of non-GAAP metrics and reconciliations of non-GAAP metrics for historical periods to GAAP metrics are included in the tables in this release. Any workforce rebalancing charges the Company incurs after April 1, 2024 will be included in calculating adjusted earnings metrics.

A reconciliation of forward-looking non-GAAP financial information is not included in this release because the Company is unable to predict with reasonable certainty some individual components of such reconciliation without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on future results computed in accordance with GAAP.

Investor Contact:
Lori Chaitman
lori.chaitman@kyndryl.com

Media Contact:
Ed Barbini
edward.barbini@kyndryl.com

Table 1

KYNDRYL HOLDINGS, INC.

CONSOLIDATED INCOME STATEMENT

(in millions, except per share amounts)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2024	2023	2024	2023
Revenues	$3,850	$4,255	$16,052	$17,026

Cost of services	$3,134	$3,612	$13,189	$14,498
Selling, general and administrative expenses	714	783	2,773	2,914
Workforce rebalancing charges	23	55	138	71
Transaction-related costs (benefits)	(58)	45	(46)	264
Interest expense	29	28	122	94
Other expense	11	19	45	35
Total costs and expenses	$3,854	$4,543	$16,221	$17,876

Income (loss) before income taxes	$(4)	$(288)	$(168)	$(851)
Provision for income taxes	41	449	172	524
Net income (loss)	$(45)	$(737)	$(340)	$(1,374)

Earnings per share data
Basic earnings (loss) per share	$(0.20)	$(3.24)	$(1.48)	$(6.06)
Diluted earnings (loss) per share	(0.20)	(3.24)	(1.48)	(6.06)

Weighted-average basic shares outstanding	230.2	227.6	229.2	226.7
Weighted-average diluted shares outstanding	230.2	227.6	229.2	226.7

Table 2

SEGMENT RESULTS

AND SELECTED BALANCE SHEET INFORMATION

(dollars in millions)

	Three Months Ended March 31,		Year-over-Year Growth
			As	Constant
Segment Results	2024	2023	Reported	Currency
Revenue
United States	$990	$1,145	(14%)	(14%)
Japan	584	648	(10%)	1%
Principal Markets[1]	1,428	1,497	(5%)	(6%)
Strategic Markets[1]	848	966	(12%)	(14%)
Total revenue	$3,850	$4,255	(10%)	(9%)
Adjusted EBITDA[2]
United States	$174	$200
Japan	83	89
Principal Markets	180	123
Strategic Markets	152	84
Corporate and other[3]	(24)	(21)
Total adjusted EBITDA	$566	$476

	Year Ended March 31,		Year-over-Year Growth
			As	Constant
Segment Results	2024	2023	Reported	Currency
Revenue
United States	$4,295	$4,726	(9%)	(9%)
Japan	2,344	2,502	(6%)	0%
Principal Markets[1]	5,823	5,957	(2%)	(4%)
Strategic Markets[1]	3,590	3,840	(7%)	(10%)
Total revenue	$16,052	$17,026	(6%)	(6%)
Adjusted EBITDA[2]
United States	$781	$839
Japan	361	407
Principal Markets	740	371
Strategic Markets	579	436
Corporate and other[3]	(95)	(77)
Total adjusted EBITDA	$2,367	$1,975

	March 31,	March 31,
Balance Sheet Data	2024	2023
Cash and equivalents	$1,553	$1,847
Debt (short-term and long-term)	3,238	3,221

[1]

Principal Markets is comprised of Kyndryl’s operations in Australia/New Zealand, Canada, France, Germany, India, Italy, Spain/Portugal and the United Kingdom/Ireland. Strategic Markets is comprised of Kyndryl’s operations in all other geographic locations.

[2]

In the three months ended March 31, 2024, the Principal Markets and Japan segment adjusted EBITDA includes lower software costs of $21 million and $1 million, respectively, and the United States and Strategic Markets segment adjusted EBITDA includes higher software costs of $19 million and $3 million, respectively, when compared to the prior-year period, due to a “zero-sum” amendment of the contract with a software provider that re-allocated costs among our segments. In the year ended March 31, 2024, the Principal Markets and Japan segment adjusted EBITDA includes lower software costs of $80 million and $10 million, respectively, and the United States and Strategic Markets segment adjusted EBITDA includes higher software costs of $67 million and $23 million, respectively, when compared to the prior year, due to this amendment.

3 Represents net amounts not allocated to segments.

Table 3

KYNDRYL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in millions)

	Year Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$(340)	$(1,374)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization
Depreciation of property, equipment and capitalized software	834	900
Depreciation of right-of-use assets	319	428
Amortization of transition costs and prepaid software	1,256	1,199
Amortization of capitalized contract costs	531	472
Amortization of acquisition-related intangible assets	30	46
Stock-based compensation	95	113
Deferred taxes	(13)	285
Net (gain) loss on asset sales and other	43	6
Change in operating assets and liabilities:
Deferred costs (excluding amortization)	(1,569)	(1,592)
Right-of-use assets and liabilities (excluding depreciation)	(335)	(361)
Workforce rebalancing liabilities	(38)	41
Receivables	11	664
Accounts payable	(305)	282
Taxes	(2)	90
Other assets and other liabilities	(63)	(415)
Net cash provided by operating activities	$454	$781

Cash flows from investing activities:
Capital expenditures	$(651)	$(865)
Proceeds from disposition of property and equipment	138	23
Other investing activities, net	(40)	7
Net cash used in investing activities	$(553)	$(835)

Cash flows from financing activities:
Debt repayments	$(644)	$(118)
Proceeds from issuance of debt, net of debt issuance costs	494	—
Common stock repurchases for tax withholdings	(22)	(19)
Other financing activities, net	2	(4)
Net cash provided by (used in) financing activities	$(170)	$(141)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$(37)	$(100)
Net change in cash, cash equivalents and restricted cash	$(306)	$(294)

Cash, cash equivalents and restricted cash at beginning of period	$1,860	$2,154
Cash, cash equivalents and restricted cash at end of period	$1,554	$1,860

Supplemental data
Income taxes paid, net of refunds received	$191	$167
Interest paid on debt	$118	$98

Net cash provided by operating activities was $145 million in the three months ended March 31, 2024 and $309 million in the nine months ended December 31, 2023.

Table 4

NON-GAAP METRIC DEFINITIONS AND RECONCILIATIONS

(dollars in millions, except signings)

We report our financial results in accordance with GAAP. We also present certain non-GAAP financial measures to provide useful supplemental information to investors. We provide these non-GAAP financial measures as we believe it enhances investors’ visibility to management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows us to provide a long-term strategic view of the business going forward.

Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We define constant-currency revenues as total revenues excluding the impact of foreign exchange rate movements and use it to determine the constant-currency revenue growth on a year-over-year basis. Constant-currency revenues are calculated by translating current period revenues using corresponding prior-period exchange rates.

Adjusted pretax income (loss) is defined as pretax income (loss) excluding transaction-related costs and benefits, charges related to ceasing to use leased / fixed assets, charges related to lease terminations, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, amortization of acquisition-related intangible assets, workforce rebalancing charges incurred prior to March 31, 2024, impairment expense, significant litigation costs and currency impacts of highly inflationary countries. The Company’s fiscal year 2025 outlook for adjusted pretax income includes approximately $100 million of anticipated workforce rebalancing charges. Adjusted pretax margin is calculated by dividing adjusted pretax income by revenue.

Adjusted EBITDA is defined as net income (loss) excluding net interest expense, income taxes, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), charges related to ceasing to use leased / fixed assets, charges related to lease terminations, transaction-related costs and benefits, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, workforce rebalancing charges incurred prior to March 31, 2024, impairment expense, significant litigation costs, and foreign currency impacts of highly inflationary countries. The Company’s fiscal year 2025 outlook for adjusted EBITDA includes approximately $100 million of anticipated workforce rebalancing charges. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue.

Adjusted net income is defined as adjusted pretax income less the reported provision for income taxes, minus or plus the tax effect of the non-GAAP adjustments made to calculate adjusted pretax income, and excluding exceptional items impacting the reported provision for income taxes. Adjusted net margin is calculated by dividing adjusted net income by revenue.

Adjusted earnings per share (EPS) is defined as adjusted net income divided by diluted weighted average shares outstanding to reflect shares that are dilutive or anti-dilutive based on the amount of adjusted net income. The weighted average common shares outstanding used to calculate adjusted earnings (loss) per share will differ from such shares used to calculate diluted earnings (loss) per share (GAAP) when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

Adjusted free cash flow is defined as cash flows from operating activities (GAAP) after adding back transaction-related payments, charges related to lease terminations, payments related to workforce rebalancing charges incurred prior to March 31, 2024, and significant litigation payments, less net capital expenditures. Management uses adjusted free cash flow as a measure to evaluate its operating results, plan strategic investments and assess our ability and need to incur and service debt. We believe adjusted free cash flow is a useful supplemental financial measure to aid investors in assessing our ability to pursue business opportunities and investments and to service our debt. Adjusted free cash flow is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to cash flows from operations or liquidity derived in accordance with U.S. GAAP.

Signings are defined by Kyndryl as an initial estimate of the value of a customer’s commitment under a contract. The calculation involves estimates and judgments to gauge the extent of a customer’s commitment. We calculate this based on various considerations including the type and duration of the agreement as well as the presence of termination charges or wind-down costs. Contract extensions and increases in scope are treated as signings only to the extent of the incremental new value. Signings can vary over time due to a variety of factors including, but not limited to, the timing of signing a small number of larger outsourcing contracts, as well as the length of those contracts. The conversion of signings into revenue may vary based on the types of services and solutions, customer decisions and other factors, which may include, but are not limited to, macroeconomic environment or external events. Management uses signings as a tool to monitor the performance of the business including the business’ ability to attract new customers and sell additional scope into our existing customer base.

Reconciliation of net income (loss) to
adjusted pretax income (loss),
adjusted EBITDA, adjusted net	Three Months Ended		Year Ended
income (loss) and adjusted EPS	March 31,		March 31,
(in millions, except per share amounts)	2024	2023	2024	2023
Net income (loss) (GAAP)	$(45)	$(737)	$(340)	$(1,374)
Provision for income taxes	41	449	172	524
Pretax income (loss) (GAAP)	$(4)	$(288)	$(168)	$(851)
Workforce rebalancing charges	23	55	138	71
Charges related to ceasing to use leased/fixed assets and lease terminations	14	70	39	80
Transaction-related costs (benefits)[1]	(58)	45	(46)	264
Stock-based compensation expense	22	32	95	113
Amortization of acquisition-related intangible assets	7	11	30	46
Other adjustments[2]	25	14	78	59
Adjusted pretax income (loss) (non-GAAP)	$30	$(61)	$165	$(217)
Interest expense	29	28	122	94
Depreciation of property, equipment and capitalized software[3]	195	219	824	900
Amortization of transition costs and prepaid software	311	290	1,256	1,199
Adjusted EBITDA (non-GAAP)	$566	$476	$2,367	$1,975
Operating margin[4]	1.0%	(5.7)%	0.0%	(4.2)%
Adjusted EBITDA margin	14.7%	11.2%	14.7%	11.6%

Adjusted pretax income (loss) (non-GAAP)	$30	$(61)	$165	$(217)
Provision for income taxes (GAAP)	(41)	(449)	(172)	(524)
Tax effect of non-GAAP adjustments	9	(9)	(18)	(31)
Adjusted net income (loss) (non-GAAP)	$(2)	$(519)	$(25)	$(771)
Diluted weighted average shares outstanding[5]	230.2	227.6	229.2	226.7

Diluted earnings (loss) per share (GAAP)	$(0.20)	$(3.24)	$(1.48)	$(6.06)
Adjusted earnings (loss) per share (non-GAAP)	$(0.01)	$(2.28)	$(0.11)	$(3.40)

1 Transaction-related costs (benefits) for the year ended March 31, 2024 primarily reflect the settlement of previously reserved receivables from, and previously accrued liabilities with, the former Parent, partially offset by costs for system migrations that were completed in November 2023.

2 Other adjustments represent pension costs other than pension servicing costs and multi-employer plan costs, significant litigation costs, and currency impacts of highly inflationary countries.

3 Amount for the year ended March 31, 2024 excludes $10 million of expense that is included in transaction-related costs and benefits.

4 Operating margin is calculated by dividing net income (loss) less income taxes, interest expense and other expense (income), by revenue.

5 For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect. See Non-GAAP Metric Definitions, above.

	Three Months Ended		Year Ended
Reconciliation of cash flow from operations	March 31,		March 31,
to adjusted free cash flow (in millions)	2024	2023	2024	2023
Cash flows from operating activities (GAAP)	$145	$12	$454	$781
Plus: Transaction-related payments (benefits)	(6)	56	106	363
Plus: Workforce rebalancing payments	34	20	176	40
Plus: Significant litigation payments	6	9	61	9
Plus: Payments related to lease terminations	—	1	7	1
Less: Net capital expenditures	(199)	(152)	(513)	(842)
Adjusted free cash flow (non-GAAP)	$(20)	$(55)	$291	$352

	Three Months Ended		Year Ended		Twelve Months Ended
	March 31,		March 31,		April 30,
Signings (in billions)	2024	2023	2024	2023	2024	2023
Signings[1]	$3.6	$3.6	$12.5	$12.2	$12.7	$11.9

[1]

Signings for the three months ended March 31, 2024 increased by 1%, and 3% in constant currency, compared to the three months ended March 31, 2023. Signings for the year ended March 31, 2024 increased by 3%, and 3% in constant currency, compared to the year ended March 31, 2023. Signings for the twelve months ended April 30, 2024 are a preliminary estimate and increased by 7%, and 7% in constant currency, compared to the twelve months ended April 30, 2023.